                                                                                                                     EXHIBIT 99.1

Cleco Corporation
2030 Donahue Ferry Road
PO Box 5000
Pineville, LA 71361-5000
Tel 318.484.7400
www.cleco.com
NEWS RELEASE
Analyst Contact:	Media Contact:
Cleco Corporation	Cleco Corporation
Russell Davis	Fran Phoenix
(318) 484-7501	(318) 484-7467
Russell.Davis@cleco.com

Investor Contact:
Cleco Corporation
Rodney Hamilton
(318) 484-7593
Rodney.Hamilton@cleco.com

For Immediate Release

Cleco Corp. Posts 2010 Second-Quarter Earnings of $35.2 Million

PINEVILLE, La., Aug. 4, 2010 – Cleco Corp. (NYSE: CNL)

•	Second-quarter GAAP earnings of $0.58 per diluted share
•	First six months of 2010 GAAP earnings of $3.06 per diluted share
•	Revised consolidated 2010 GAAP earnings target (excluding the one-time results of the Evangeline transaction and each of the Acadia transactions) to $2.10 - $2.20 per share

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
	Diluted Earnings Per Share
	Three months ended June 30
Subsidiary	2010	2009
Cleco Power LLC	$0.64	$0.50
Cleco Midstream Resources LLC1	(0.03)	(0.08)
Corporate and Other1,2	(0.05)	0.01
Operational earnings per share (Non-GAAP)	0.56	0.43
Adjustments3	0.02	0.02
Earnings per share applicable to common stock	$0.58	$0.45

GAAP refers to United States generally accepted accounting principles.

1	Includes affiliate interest charges/interest income on affiliate debt related to Cleco’s investment in Acadia of $0.01 per share for the quarter ended June 30, 2009
2Includes dividends on preferred stock
3Refer to “Operational Earnings Adjustments” in this news release

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Cleco Corp.

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
	Diluted Earnings Per Share
	SIx months ended June 30
Subsidiary	2010	2009
Cleco Power LLC	$1.18	$0.75
Cleco Midstream Resources LLC1 (excluding 2010 gains from the Evangeline and Acadia transactions)	(0.07)	(0.22)
Corporate and Other1,2	0.03	0.02
Operational earnings per share (Non-GAAP)	1.14	0.55
Adjustments3	1.92	0.01
Earnings per share applicable to common stock	$3.06	$0.56

GAAP refers to United States generally accepted accounting principles.

1Includes affiliate interest charges/interest income on affiliate debt related to Cleco’s investment in Acadia of $0.02 per share for the six months ended June 30, 2009
2Includes dividends on preferred stock
3Refer to “Operational Earnings Adjustments” in this news release

“We had a great second quarter primarily due to favorable weather and new base rates which went into effect when our 600-megawatt solid-fuel unit commenced commercial operations,” said Mike Madison, president and chief executive officer of Cleco Corp.  “Our strategy to strengthen the basic infrastructure of our core business, Cleco Power, is working.  For the past several years, we have invested approximately $1.3 billion to transform Cleco Power’s generating fleet.  Today, we have one of the most diversified fleets in the southeast region which will serve our customers well for years to come.”

Earnings Guidance:

Cleco has revised its consolidated 2010 GAAP earnings target (excluding the one-time results of the Evangeline transaction and each of the Acadia transactions) from a range of $2.05 – $2.15 per share to a range of $2.10 – $2.20 per share.  This revised estimate assumes normal weather for the third and fourth quarters of 2010.

Financial Highlights:

Second Quarter 2010
•	Cleco reports second-quarter earnings applicable to common stock of $35.2 million, or $0.58 per diluted share, compared to $27.0 million, or $0.45 per diluted share, for the second quarter of 2009.

Year-to-Date 2010
•
Cleco reports earnings applicable to common stock for the first six months of 2010 of $185.1 million, or $3.06 per diluted share, compared to $33.7 million, or $0.56 per diluted share, for the first six months of last year.

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Cleco Corp.

Quarter-Over-Quarter Operational Earnings Per Share Reconciliation:

$0.43	2009 second-quarter diluted operational earnings per share

0.64	Non-fuel revenue
0.06	Income taxes
(0.21)	Other expenses, net
(0.35)	AFUDC (allowance for funds used during construction)
$0.14	Cleco Power results

0.05	Cleco Midstream results

(0.06)	Corporate results

$0.56	2010 second-quarter diluted operational earnings per share

0.02	Adjustments1

$0.58	Reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Non-fuel revenue increased $0.64 per share compared to the second quarter of 2009. The impact of the retail base rate increase that became effective upon the commercial operation of Madison Unit 3 was approximately $0.57 per share, while the impact from warmer weather was approximately $0.06 per share.  Also contributing to the increase was $0.01 per share of higher transmission revenue and customer fees.

•
Income taxes increased earnings by $0.06 per share compared to the second quarter of 2009 due to $0.03 per share to record tax expense at the annual projected effective tax rate, $0.03 per share in state flow-through tax benefits, and $0.02 per share in miscellaneous items.  Partially offsetting this increase was $0.02 per share for a valuation allowance on the deferred tax asset for a capital loss carryforward.

•
Other expenses, net were $0.21 per share higher compared to the second quarter of 2009 primarily due to $0.10 per share of higher operating and maintenance expenses, $0.09 per share of higher depreciation expense resulting from Madison Unit 3 being placed in service in the first quarter of 2010 and the acquisition of Acadia Unit 1 in the first quarter of 2010, $0.05 per share of higher interest charges, and $0.01 per share related to amortization of an acquisition adjustment related to the acquisiton of Acadia Unit 1.  Partially offsetting these increases was $0.04 per share of lower capacity payments made during the second quarter of 2010 primarily due to the commencement of commercial operations at Madison Unit 3 and the acquisition of Acadia Unit 1.

•
AFUDC, primarily associated with the first quarter 2010 completion of Madison Unit 3, reduced earnings $0.35 per share compared to the second quarter of 2009.  The equity portion of AFUDC associated with the Madison Unit 3 project decreased $0.29 per share, while the debt portion of AFUDC decreased $0.06 per share compared to the second quarter of 2009.

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Cleco Corp.

Cleco Midstream Resources

•
Evangeline’s results decreased $0.04 per share compared to the second quarter of 2009 primarily due to lower tolling revenue resulting from the Evangeline restructuring and the pricing of the new tolling agreement.  Partially offsetting this decrease was lower maintenance expenses and lower interest charges.

•
Acadia’s results increased $0.08 per share compared to the second quarter of 2009 primarily from lower removal and asset retirement costs and lower turbine and general maintenance expenses.  Also contributing to the increase was lower depreciation expense resulting from certain Acadia assets meeting the criteria of assets held for sale. These increases were partially offset by lower tolling revenue from the absence of the interim tolling agreement with Cleco Power during the second quarter of 2010.

•	Lower other expenses at Midstream increased results $0.01 per share compared to the second quarter of 2009.

Corporate and Other

•	Income taxes decreased earnings by $0.02 per share compared to the second quarter of 2009 primarily to record tax expense at the annual projected consolidated effective tax rate.

•
Higher other miscellaneous expenses decreased earnings by $0.04 per share compared to the second quarter of 2009 primarily due to higher interest charges, lower interest income, and higher charitable donations.

Year-Over-Year Operational Earnings Per Share Reconciliation:

$0.55	Six months ended June 30, 2009, diluted operational earnings per share

1.09	Non-fuel revenue
0.01	Energy hedging, net
0.13	Income taxes
(0.31)	Other expenses, net
(0.49)	AFUDC
$0.43	Cleco Power results

0.15	Cleco Midstream results

0.01	Corporate results

$1.14	Six months ended June 30, 2010, diluted operational earnings per share

1.92	Adjustments1

$3.06	Reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

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Cleco Corp.

Cleco Power

•
Non-fuel revenue increased $1.09 per share compared to the first six months of 2009.  The impact of the retail base rate increase that became effective upon the commercial operation of Madison Unit 3 was approximately $0.84 per share, while the impact from favorable weather and new service to a wholesale customer was approximately $0.22 per share.  Also contributing to the increase was $0.03 per share primarily related to the receipt of mineral lease bonus payments and higher transmission revenue.

•	Lower net realized and mark-to-market losses on energy hedging positions tied to a fixed-price wholesale contract increased earnings by $0.01 per share year over year.

•
Income taxes increased earnings by $0.13 per share compared to the first six months of 2009 due to $0.06 per share in state flow-through tax benefits, $0.05 per share related to the implementation of new retail rates, $0.04 per share to record tax expense at the annual projected effective tax rate, and $0.03 per share in miscellaneous items.  Partially offsetting this increase was $0.03 per share for Medicare Part D resulting from health care legislation enacted in the first quarter of 2010, and $0.02 per share for a valuation allowance on the deferred tax asset for a capital loss carryforward.

•
Other expenses, net were $0.31 per share higher compared to the first six months of 2009 primarily due to $0.13 per share of higher depreciation expense resulting from Madison Unit 3 being placed in service in the first quarter of 2010 and the acquisition of Acadia Unit 1 in the first quarter of 2010, along with $0.13 per share of higher operating and maintenance expenses.  Also contributing to the increases were $0.06 per share of higher interest charges.  Partially offsetting these increases was $0.01 per share of lower other net miscellaneous expenses.

•
AFUDC, primarily associated with the first quarter 2010 completion of the Madison Unit 3 project, reduced earnings $0.49 per share compared to the first six months of 2009.  The equity portion of AFUDC associated with the Madison Unit 3 project decreased $0.40 per share, while the debt portion of AFUDC decreased $0.09 per share compared to the first six months of 2009.

Cleco Midstream Resources

•
Evangeline’s results increased $0.03 per share compared to the first six months of 2009 primarily due to lower maintenance expenses resulting from the absence of a 2009 outage and lower interest charges.  Partially offsetting this increase was lower tolling revenue resulting from the Evangeline restructuring and the pricing of the new tolling agreement.

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Cleco Corp.

•
Acadia’s results increased $0.10 per share compared to the first six months of 2009 primarily due to lower depreciation expense resulting from certain Acadia assets meeting the criteria of assets held for sale, lower removal and asset retirement costs, and lower legal fees.

•	Lower other expenses at Midstream increased results $0.02 per share compared to the first six months of 2009.

For a discussion of other transactions affecting the results of Cleco Midstream, please refer to “Operational Earnings Adjustments — Gains from Evangeline and Acadia Unit 1 Transactions” below.

Corporate and Other

•
Income taxes increased earnings by $0.09 per share compared to the first six months of 2009 as a result of the adjustment to record tax expense at the annual projected consolidated effective tax rate.  The projected consolidated effective tax rate is 34.37 percent for 2010.  In the first six months of 2010, Cleco had a disproportionate level of earnings at Midstream arising primarily from the Evangeline transaction which was taxed at a rate higher than the projected effective tax rate.  Accordingly, a favorable adjustment of $0.05 per share was recorded in the first six months of 2010 at the corporate level to bring the consolidated effective tax rate back to 34.37 percent.  In the first six months of 2009, a corresponding unfavorable adjustment of $0.04 per share was recorded.

•
Higher other miscellaneous expenses decreased earnings by $0.08 per share compared to the first six months of 2009 primarily due to the absence of adjustments related to amended franchise tax returns filed in 2009, higher interest charges, lower interest income, and higher other net miscellaneous expenses.

Operational Earnings Adjustments:

Cleco’s management uses operational earnings per share to evaluate the operations of Cleco and to establish goals for management and employees.  Management believes this presentation is appropriate and enables investors to more accurately compare Cleco’s operational financial performance over the periods presented.  Operational earnings as presented here may not be comparable to similarly titled measures used by other companies.  The following table provides a reconciliation of operational earnings per share to reported GAAP earnings per share.

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Cleco Corp.

Reconciliation of Operational Earnings Per Share to Reported GAAP Earnings Per Share
	Diluted Earnings Per Share
	Three months ended June 30
	2010	2009
Operational earnings per share	$0.56	$0.43
Company/trust-owned life insurance policy adjustments	-	0.02
Tax levelization	0.02	-
Reported GAAP earnings per share	$0.58	$0.45

	Diluted Earnings Per Share
	Six months ended June 30
	2010	2009
Operational earnings per share	$1.14	$0.55
Company/trust-owned life insurance policy adjustments	-	0.01
Gain from Evangeline transaction	1.51	-
Gain from Acadia Unit 1 transaction	0.41	-
Reported GAAP earnings per share	$3.06	$0.56

Reconciling adjustments from operational earnings per share to GAAP earnings per share are as follows:

COLI/TOLI Adjustments

Cleco has both Company-Owned Life Insurance and Trust-Owned Life Insurance (COLI/TOLI) policies covering certain members of management.  These policies are payable to Cleco upon death of the insured.  COLI/TOLI assets are acquired at fair value and adjusted for changes in market value and any payments/redemptions of cash surrender values.  The resulting adjustments for these items had no impact for the second quarter of 2010 and increased earnings by $0.02 per share for the second quarter of 2009.  These adjustments had no impact for the first six months of 2010 and increased earnings by $0.01 per share for the first six months of 2009.  Cleco is unable to predict changes in the market values and amounts of cash surrender values of these policies and management does not consider these adjustments to be a component of operational earnings.

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual effective tax rate. As a result, quarterly, Cleco projects the annual effective tax rate and then adjusts the tax expense recorded in that quarter to reflect the projected annual effective tax rate. During the second quarter of 2010, Cleco recorded a $0.02 per share benefit from the levelization of its annual tax rate to bring the actual tax rate in line with the projected annual effective tax rate. During the second quarter of 2009, there was no change to the projected annual effective tax rate; therefore, no tax levelization adjustment was necessary. The incremental adjustment for tax levelization is not related to operational earnings because it reflects the effect of the change in tax rates on operational earnings for the entire year.

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Cleco Corp.

Gains from Evangeline and Acadia Unit 1 Transactions

On Feb. 22, 2010, the existing Evangeline tolling agreement was terminated and a new tolling agreement was executed with the same counterparty, resulting in the recognition of a gain of $1.51 per share for the first six months of 2010.  On Feb. 23, 2010, Cleco Power’s acquisition of Acadia Unit 1, the related materials and supplies, and half of Acadia Power Station’s common facilities was completed, resulting in the recognition of a gain of $0.41 per share for the first six months of 2010.  Because these are one-time gains, management does not consider these adjustments to be components of operational earnings.

Cleco management will discuss the company’s second-quarter 2010 results during a conference call scheduled for 11 a.m. Eastern time (10 a.m. Central time) Thursday, Aug. 5, 2010.  The call will be webcast live on the Internet.  A replay will be available for 12 months.  Investors may access the webcast through the company’s Web site at www.cleco.com by selecting “For Investors” and then “Cleco Corp. Second-Quarter 2010 Earnings Conference Call.”

Cleco Corp. is a regional energy company headquartered in Pineville, La. It operates a regulated electric utility company, Cleco Power LLC, which serves about 277,000 retail customers across Louisiana.  Cleco also operates a wholesale energy business, Cleco Midstream Resources LLC, which includes the pending sale of Acadia Unit 2.  This year marks the 75th anniversary of Cleco Power serving Louisiana customers.  For more information about Cleco, visit www.cleco.com.

	For the three months ended June 30
(Unaudited)	(million kWh)			(thousands)
	2010	2009	Change	2010	2009	Change
Electric Sales
Residential	854	791	8.0%	$62,012	$36,320	70.7%
Commercial	627	596	5.2%	39,140	23,119	69.3%
Industrial	543	469	15.8%	19,050	12,314	54.7%
Other retail	34	34	-	2,249	1,410	59.5%
Surcharge	-	-	-	1,660	4,405	(62.3)%
Other	-	-	-	(1,704)	-	-
Total retail	2,058	1,890	8.9%	122,407	77,568	57.8%
Sales for resale	110	144	(23.6)%	10,673	5,488	94.5%
Unbilled	251	325	(22.8)%	23,977	11,864	102.1%
Total retail and wholesale customer sales	2,419	2,359	2.5%	$157,057	$94,920	65.5%

	For the six months ended June 30
(Unaudited)	(million kWh)			(thousands)
	2010	2009	Change	2010	2009	Change
Electric Sales
Residential	1,893	1,607	17.8%	$108,509	$68,516	58.4%
Commercial	1,219	1,139	7.0%	68,703	46,068	49.1%
Industrial	1,087	1,056	2.9%	33,211	25,133	32.1%
Other retail	69	66	4.5%	4,006	2,797	43.2%
Surcharge	-	-	-	5,855	9,620	(39.1)%
Other	-	-	-	(2,679)	-	-
Total retail	4,268	3,868	10.3%	217,605	152,134	43.0%
Sales for resale	300	233	28.8%	19,456	8,599	126.3%
Unbilled	127	192	(33.9)%	34,944	7,005	398.8%
Total retail and wholesale customer sales	4,695	4,293	9.4%	$272,005	$167,738	62.2%

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Cleco Corp.

CLECO CORP. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the three months ended June 30	2010	2009
Operating revenue
Electric operations	$261,101	$195,651
Tolling operations	4,399	-
Other operations	10,245	8,712
Affiliate revenue	158	2,863
Total operating revenue	275,903	207,226
Operating expenses
Fuel used for electric generation	81,558	50,326
Power purchased for utility customers	24,508	56,547
Other operations	29,845	25,941
Maintenance	21,633	14,766
Depreciation	29,798	19,479
Taxes other than income taxes	8,565	8,300
Gain on sales of assets	(98)	-
Total operating expenses	195,809	175,359
Operating income	80,094	31,867
Interest income	80	271
Allowance for other funds used during construction	359	17,538
Equity loss from investees	(1,129)	(3,125)
Other income	266	1,633
Other expense	(2,577)	(480)
Interest charges
Interest charges, including amortization of debt expenses, premium, and discount, net of capitalized interest	24,663	20,150
Allowance for borrowed funds used during construction	(145)	(6,421)
Total interest charges	24,518	13,729
Income before income taxes	52,575	33,975
Federal and state income tax expense	17,389	6,949
Net income	35,186	27,026
Preferred dividends requirements, net of tax	12	12
Net income applicable to common stock	$35,174	$27,014

Average shares of common stock outstanding
Basic	60,431,930	60,175,528
Diluted	60,705,269	60,451,665
Basic earnings per share
Net income applicable to common stock	$0.58	$0.45
Diluted earnings per share
Net income applicable to common stock	$0.58	$0.45
Cash dividends paid per share of common stock	$0.250	$0.225

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Cleco Corp.

CLECO CORP. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the six months ended June 30	2010	2009
Operating revenue
Electric operations	$513,899	$398,517
Tolling operations	11,863	-
Other operations	21,119	15,820
Affiliate revenue	1,307	5,825
Total operating revenue	548,188	420,162
Operating expenses
Fuel used for electric generation	176,140	138,629
Power purchased for utility customers	72,727	102,265
Other operations	56,499	50,892
Maintenance	35,470	25,325
Depreciation	54,051	38,613
Taxes other than income taxes	17,367	15,333
Gain on sales of assets	(57)	-
Total operating expenses	412,197	371,057
Operating income	135,991	49,105
Interest income	242	682
Allowance for other funds used during construction	10,165	34,529
Equity income (loss) from investees	36,718	(14,876)
Gain on toll settlement	148,402	-
Other income	807	2,674
Other expense	(2,962)	(1,332)
Interest charges
Interest charges, including amortization of debt expenses, premium, and discount, net of capitalized interest	50,670	41,466
Allowance for borrowed funds used during construction	(3,718)	(12,634)
Total interest charges	46,952	28,832
Income before income taxes	282,411	41,950
Federal and state income tax expense	97,256	8,275
Net income	185,155	33,675
Preferred dividends requirements, net of tax	23	23
Net income applicable to common stock	$185,132	$33,652

Average shares of common stock outstanding
Basic	60,374,233	60,132,358
Diluted	60,519,066	60,279,903
Basic earnings per share
Net income applicable to common stock	$3.07	$0.56
Diluted earnings per share
Net income applicable to common stock	$3.06	$0.56
Cash dividends paid per share of common stock	$0.475	$0.450

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Cleco Corp.

CLECO CORP. CONDENSED CONSOLIDATED BALANCE SHEETS (Thousands) (Unaudited)
	At June 30, 2010	At Dec. 31, 2009
Assets
Current Assets
Cash and cash equivalents	$52,155	$145,193
Accounts receivable, net	78,866	70,557
Other current assets	285,793	278,175
Total Current Assets	416,814	493,925
Property, plant and equipment, net	2,749,441	2,247,030
Equity investment in investees	84,401	251,617
Prepayments, deferred charges and other	676,455	702,275
Total Assets	$3,927,111	$3,694,847
Liabilities
Current Liabilities
Short-term debt	$150,000	$-
Long-term debt due within one year	21,869	11,478
Accounts payable	85,532	114,541
Other current liabilities	184,775	115,785
Total Current Liabilities	442,176	241,804
Deferred credits	990,999	1,016,672
Long-term debt, net	1,218,302	1,320,299
Total Liabilities	2,651,477	2,578,775
Shareholders’ Equity
Preferred stock	1,029	1,029
Common shareholders’ equity	1,285,930	1,126,334
Accumulated other comprehensive loss	(11,325)	(11,291)
Total Shareholders’ Equity	1,275,634	1,116,072
Total Liabilities and Shareholders’ Equity	$3,927,111	$3,694,847

Please note:  In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances.  There are many risks and uncertainties with respect to such forward-looking statements, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power’s and Cleco Midstream’s facilities, the financial condition of the company’s tolling agreement counterparty, the performance of the tolling agreement by such counterparty, the completion of the Acadiana Load Pocket project, the completion of the Acadia Unit 2/Entergy Louisiana transaction, the impact of the global economic environment, and other risks and uncertainties more fully described in the company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Actual results may differ materially from those indicated in such forward-looking statements.

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